Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 14, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Report to Shareholders of Alliance Growth and Income Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Accountants" and "Report of Independent Accountants and Financial Statements" in such Registration Statement.





PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
October 25, 2002

00250.0050 #358311